Form 12b-25. - NOTIFICATION OF LATE FILING

FORM 12b-25

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SEC FILE NUMBER 0-52507

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

(Check One): Form 10-K Form 20-F Form 11-K X Form 10-Q Form N-SAR

For Period Ended: May 31, 2007

|_| Transition Report on Form 10-K

|_| Transition Report on Form 20-F

|_| Transition Report on Form 11-K

|_| Transition Report on Form 10-Q

|_| Transition Report on Form N-SAR

For the Transition Period Ended:

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Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commissions has verified any information contained herein.

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If the notification relates to a portion of the filing checked above,

identify the item(s) to which the notification relates:

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PART I -REGISTRANT INFORMATION

Digicurve Inc.

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Full Name of Registrant:

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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

2764 Lake Sahara Drive, Suite 111

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Las Vegas, NV 89117

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City, State and Zip Code

PART II - Rules 12b.25(b) AND 9c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

X (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or

expense;

X (b) The subject annual report, semi-annual report, transition report on Form 10- K, Form 20-F, ll-K, Form N-SAR, or portion thereof,

will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or

transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule

12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q,

N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed):

Additional time is needed to complete the preparation of the quarterly report for the quarter ended May 31, 2007 due to delays in completion of the work on the Company's financial statements.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Stephen L. Burke 604 331-1459

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(Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the

Securities Exchange Act of 1934 or Section 30 of the Investment Company

Act of 1940 during the preceding 12 months or for such shorter period

That the registrant was required to file such report(s) been filed? If

Answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? No.

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

DigiCurve Inc.

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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2007

By

/s/ Stephen L. Burke

Stephen L. Burke

President (principal financial officer)

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal

Violations (See 18 U.S.C. 1001)